Consent of Independent Registered Public Accounting Firm

SFSB, Inc.
Bel Air, Maryland

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-127639) of SFSB, Inc. of our report dated March 23, 2009, relating to the consolidated financial statements, which appears in the 2008 Annual Report, which is incorporated by reference in this Annual Report on Form 10-K.

Beard Miller Company LLP
Baltimore, Maryland
March 30, 2009